Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

November 25, 2003

Callidus Software Inc.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113

Ladies and Gentlemen:

     Callidus Software Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 8,897,433 shares of its common stock, par value $0.001 per share (the “Securities”), of which 5,165,211 shares have been issued under the 1997 Stock Option Plan, 2,382,222 are to be issued under the 2003 Stock Incentive Plan, 1,200,000 are to be issued under the 2003 Employee Stock Purchase Plan, and 150,000 are to be issued under the Non-Plan Stock Option Agreement dated as of April 2, 2002, between the Company and Reed Taussig.

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that, when delivered in accordance with the applicable stock plan or agreement upon receipt by the Company of adequate consideration therefor, the Securities will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ Davis Polk & Wardwell